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                                                                     EXHIBIT 5.1


                        [LETTERHEAD OF McW. TODMAN & CO.]


                                October 20, 1997

Nam Tai Electronics, Inc.
Unit 9,15/F., Tower 1,
China Hong Kong City,
33 Canton Road,
Kowloon, Hong Kong

Freshman, Marantz, Orlanski,
Cooper & Klein
9100 Wilshire Boulevard
Eighth Floor  East Tower
Beverly Hill, CA 90212

            Re:         Nam Tai Electronics, Inc.
                        Registration Statement on Form F-3
                        Registration No. 333-36135

Dear Sirs:

We are British Virgin Island counsel to Nam Tai Electronics, Inc., a British Virgin Island international business corporation (the "Company"). We understand that the Company proposes to distribute to each holder of its Common Shares, $.01 par value (the "Common Shares"), on October 10, 1997 (the "Record Date"), nontransferable rights (the "Rights") to subscribe for one Unit (a "Unit" and collectively the "Units") for every three Common Shares outstanding on the Record Date and granting to shareholders who exercise their Rights the right to oversubscribe for Units in an amount not exceeding 40% of the number of Units initially subscribed for by such holder (the "Rights Offering"). We further understand that the Company and Joseph Charles & Associates, Inc., as representative (the "Representative") of the standby underwriters (the "Standby Underwriters"), propose to enter into a Standby Underwriting Agreement pursuant to which the Company proposes to issue and sell to the Standby Underwriters, that number of Units equal to 3,000,000 less the number of Units purchased by the Company's shareholders in the Rights Offering and that the Standby Underwriters intend to resell the Units so purchased to the public (the "Standby Offering"). The Units offered in the Rights Offering and Standby Offering, consist of one Common Share and one Common Share Purchase Warrant (collectively the "Warrants") exercisable in accordance with the terms and conditions of the proposed Warrant Agreement (the "Warrant Agreement") to be entered into between the Company and U. S. Stock Transfer Corp., as warrant agent, as of the closing date of the Standby Offering. In connection with the Rights Offering and Standby Offering, the Company also proposes to issue and sell to the Representative and Freshman, Marantz, Orlanski, Cooper & Klein ("Counsel"), for $.001 per warrant, warrants (the "Representative's Warrants" and "Counsel's Warrants") to purchase up to an aggregate of 130,000 Units (120,000 Units and 10,000 Units, respectively). We have assisted the Company in its preparation of a Registration Statement (the "Registration Statement") on Form F-3 (Registration No. 333-36135) under the United States Securities Act of 1933, as amended (the "Securities Act"), registering the Rights, 3,000,000 Units issuable in connection with the Rights Offering and Standby Offering, the Representative's Warrants, Counsel's Warrants, 130,000 Units issuable upon exercise of the Representative's Warrants and Counsel's Warrants and the securities composing and underlying all the Units so registered.

This opinion is being delivered at the Company's request in order to pass upon the validity of securities being offered by the Registration Statement.



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Nam Tai Electronics, Inc.
Freshman, Marantz, Orlanski,
Cooper & Klein
October 20, 1997
Page 2


In rendering this opinion, we have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or as photocopies or telecopies. We have not made an independent examination of the laws of any jurisdiction other than the British Virgin Island and we do not express or imply any opinions in respect to the laws of any other jurisdiction. The opinions expressed herein are based on legislation and regulations in effect on the date hereof.

Based on and subject to the foregoing we are of the opinion that:

            (1) The 3,000,000 Common Shares included in the Units, when issued for the consideration specified in the Registration Statement, will be duly and validly issued, fully paid and nonassessable Common Shares;

            (2) The 3,000,000 Warrants included in the Units, will be, when issued and sold as specified in the Registration Statement, legal, valid and binding obligations of the Company;

            (3) The 3,000,000 Common Shares issuable upon exercise of the Warrants have been duly and validly authorized and reserved for issuance upon such exercise, and such shares, when issued upon such exercise as specified in the Registration Statement, will be duly and validly issued, fully paid and nonassessable Common Shares; and

            (4) The Representative's and Counsel's Warrants will be, when issued and sold as specified in the Registration Statement, legal, valid and binding obligations of the Company; the 130,000 Common Shares included in the Units issuable upon exercise of the Representative's and Counsel's Warrants have been have been duly and validly authorized and reserved for issuance upon such exercise, and such shares, when issued upon such exercise as specified in the Registration Statement, will be duly and validly issued, fully paid and nonassessable Common Shares; the 130,000 Warrants included in the Units issuable upon exercise of the Representative's and Counsel's Warrants, will be, when issued and sold as specified in the Registration Statement, legal, valid and binding obligations of the Company; and the 130,000 Common Shares issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Representative's and Counsel's Warrants have been duly and validly authorized and reserved for issuance upon such exercise, and such shares, when issued upon such exercise as specified in the Registration Statement, will be duly and validly issued, fully paid and nonassessable Common Shares.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us therein under the captions "ENFORCEABILITY OF CIVIL LIABILITIES" and "LEGAL MATTERS." This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Yours sincerely,

McW. TODMAN & CO.

/s/ John Carrington
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John Carrington